AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 2004

                                                     REGISTRATION NO. 333-110891



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  I-TRAX, INC.
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                   ------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   23-3057155
                   ------------------------------------------
                      (I.R.S. Employer Identification No.)

                          ONE LOGAN SQUARE, SUITE 2615
                               130 N. 18TH STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 557-7488
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including are code, of registrant's principal executive offices)

                                 FRANK A. MARTIN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                  I-TRAX, INC.
                  ONE LOGAN SQUARE, SUITE 2615, 130 N. 18TH ST.
                             PHILADELPHIA, PA 19103
                               (215) 557-7488 x110
--------------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including are code, of agent for service)

                                   COPIES TO:

YURI ROZENFELD, ESQ.                      JUSTIN P. KLEIN, ESQ.
GENERAL COUNSEL                           GERALD GUARCINI, ESQ.
I-TRAX, INC.                              BALLARD SPAHR ANDREWS & INGERSOLL, LLP
ONE LOGAN SQUARE, SUITE 2615              1735 MARKET STREET, 51ST FLOOR
130 N. 18TH ST.                           PHILADELPHIA, PA  19103
PHILADELPHIA, PA 19103                    (215) 665-8500
(215) 557-7488 x116

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee


   Title of each class of         Amount to be       Proposed maximum       Proposed Maximum           Amount of
securities to be registered      registered (1)     offering price (2)  aggregate offering price   registration fee (3)
Common stock, value $.001
per share                       2,544,389 shares          $4.24               $10,788,209              $1,366.87
----------------------------- --------------------- ------------------- ------------------------- --------------------


(1) The amount to be registered includes shares of outstanding common stock and shares of common stock issuable upon exercise of outstanding warrants. The actual number of shares of common stock registered in this registration statement includes such additional number of shares of common stock as may be issued or issuable by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1993, as amended.


(2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended. The registration fee is calculated on the basis of $4.24, the average of the high and low prices for our common stock as traded on the American Stock Exchange on January 29, 2004.

(3) The amount of $812.39 paid together with the filing of this amendment no. 1 to registration statement on Form S-3 represents the difference between the listed amount and $554.48 paid by the registrant on December 3, 2003 when this registration statement was first filed.


                       __________________________________

The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.



                  SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2004


                                   PROSPECTUS

                                  I-TRAX, INC.


                                    2,544,389


                                    SHARES OF

                                  COMMON STOCK

         This prospectus relates to the offer and sale from time to time of the following share held by the selling shareholders:


          o    up to 1,529,389 shares of our common stock; and

          o up to 1,015,000 shares of common stock issuable upon the exercise of outstanding warrants.


         The prices at which selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         The shares offered by this prospectus were originally issued in connection with private placements of our securities.


         Our common stock is listed on the American Stock Exchange under the symbol "DMX." On January 29, 2004, the closing price for our common stock was $4.20.


         Investing in our common stock involves risks, which are described in the "Risk Factors" section beginning on page 6 of this prospectus.

                        ________________________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        ________________________________



              The date of this Prospectus is ________________, 2004

                                TABLE OF CONTENTS



Preliminary Notes........................................................  2
Statement Regarding Forward-Looking Information..........................  2
I-trax, Inc..............................................................  3
Risk Factors.............................................................  6
Market for Common Equity................................................. 13
Use of Proceeds.......................................................... 13
Selling Security Holders................................................. 14
Plan of Distribution..................................................... 18
Available Information.................................................... 19
Incorporation of Certain Documents by Reference.......................... 19
Legal Matters............................................................ 20
Experts.................................................................. 20



                                PRELIMINARY NOTES

         You should rely only on the information contained and incorporated by reference in this prospectus. No one has been authorized to provide you with different information. This prospectus is not an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained and incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the document.

         Unless otherwise indicated, references to "we," "our" and "I-trax" mean I-trax, Inc. and its subsidiaries.

         Effective January 3, 2003, we completed a 1-for-5 reverse stock split. Our board of directors and stockholders authorized the reverse stock split in connection with the then pending application to list our common stock on the American Stock Exchange. Our common stock began trading on the American Stock Exchange on January 15, 2003 under the symbol "DMX." The information presented in this prospectus about the number of outstanding shares of our common stock and historic information about our common stock and stock prices has been adjusted to reflect the completed reverse stock split.


                 STATEMENT REGARDING FORWARD LOOKING INFORMATION

         This prospectus and our filings with the Securities and Exchange Commission (or SEC) incorporated by reference in this prospectus include forward-looking statements. All statements, other than statements of historical facts, included in this prospectus and our filings with the SEC incorporated by reference in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors" beginning on page 6 below that we believe could cause actual results or events to differ materially from the forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

                                  I-TRAX, INC.

Business Overview

         I-trax enables better healthcare through personalized health management programs.

         We believe that our personalized disease and lifestyle management solutions enable organizations to evolve from fragmented care management practices into a cohesive and efficient system of healthcare. Our solutions are fully integrated, use a single-data platform that allows all caregivers to share records, and enable our clients to provide true coordination of care. We believe that by facilitating real-time communication between all stakeholders within today's complex healthcare system, our solutions reduce costs and enable the best possible delivery of care.

         Health-e-LifeSM Program

         We deliver our solutions through our proprietary Health-e-LifeSM Program. The Program is designed to deliver lifestyle, disease and risk reduction interventions to an entire population by utilizing predictive science, technology, clinical expertise and personal care coordination.

                  Predictive Science

         Our Health-e-LifeSM Program incorporates predictive science to analyze our clients' medical claims and pharmacy and clinical data to predict future healthcare costs. We believe this is an essential step to effective disease and lifestyle management. Experts agree that predictive science provides a comprehensive advantage to health plans, employers and providers, and leads to cost effective medical management and greater profitability. Using predictive science, we analyze our clients' entire populations to accurately predict our clients' future healthcare costs, including avoidable costs, the health conditions that will drive those costs and the people within our clients' populations who are at risk for those conditions. Armed with this information, I-trax is able to target the most appropriate resources to achieve the best savings and return on investment.

                  Technology Solutions

         All technology components of our Health-e-LifeSM Program utilize a single data platform--Medicive(R) Medical Enterprise Data System--a proprietary software architecture developed to collect, store, retrieve and analyze a broad range of information used in the healthcare industry.

         Further, our web accessible solutions include portals for key stakeholders in the care delivery process--consumers, physicians and care managers--thus permitting real-time sharing of information and support the adherence to our health and disease intervention programs. The key technology we use for effective care coordination include:

          o Health-e-Coordinator(TM), a web-based care management application;
          o    MyFamilyMD(TM), a consumer health management portal;
          o CarePrime(R), a clinical care application for physicians and clinicians; and
          o    I-talk(TM), interactive smart voice technology.

                  Interventions and Clinical Expertise

         Our personalized health and disease interventions include intensive programs for individuals who suffer from, or are at high risk for, active or chronic disease and tailored programs for individuals who are at low risk. Depending on the individual's level of risk, our custom tailored interventions include self-help programs available through the web or person-assisted programs administered through our Care Communication Center, which is staffed by trained nurses and other healthcare professionals 24 hours per day, 7 days per week. All interventions include lifestyle and risk reduction programs that follow evidence-based clinical guidelines to optimize health, fitness, productivity and quality of life.

         We have designed and are implementing interventions for a number of specific chronic conditions, including congestive heart failure (CHF), coronary artery disease (CAD), asthma, diabetes, cancer management, cystic fibrosis, lower back pain and chronic obstructive pulmonary disease (COPD).

                  Care Communication Center

         Our Care Communications Center is staffed with trained nurses and other healthcare professionals 24 hours per day, 7 days per week. Through the Center, we effect targeted interventions to improve the health management of the populations we serve. The Center helps consumers make informed decisions about their health and provides ongoing support for those with chronic diseases. Our demand management and nurse triage services incorporate nationally recognized, evidence-based clinical guidelines to ensure that all caregivers and consumers are following the best practices.

         Everything we do is built on information, which drives decision-making and results. Information guides the identification of consumers, the utilization of protocols that provide high quality and cost effective care, the communication among the key stakeholders and ultimately the return on capital invested in providing healthcare. When all of these components are in place, we believe that consumer satisfaction will increase and the costs of providing quality healthcare will decrease.

Corporate Information

         General

         Our principal executive offices are located at One Logan Square, 130 N. 18th Street, Suite 2615, Philadelphia, Pennsylvania 19103. Our telephone number is (215) 557-7488 and our fax number is (215) 557-7820. We maintain a website located at http://www.i-trax.com. Information contained on our website is not part of this prospectus.

         We make our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K, as well as any amendments to the forgoing, available free of charge on our website as soon as reasonably practicable after they have been filed with the SEC. For a detailed description of our business you should read these reports and the other filings we make with the SEC which are incorporated by reference in this prospectus.

         I-trax, Inc.--Holding Company

         I-trax was incorporated in the State of Delaware on September 15, 2000 at the direction of the board of directors of I-trax Health Management Solutions, Inc. (or Health Management), I-trax's then parent company. On February 5, 2001, I-trax became the holding company of Health Management at the closing of a reorganization pursuant to Section 251(g) of Delaware General Corporation Law. The holding company reorganization was described in greater detail in I-trax's registration statement on Form S-4 (Registration Number 333-48862), filed with the SEC on October 27, 2000. At the effective time of the reorganization all of the stockholders of Health Management became the stockholders of I-trax and Health Management became a wholly owned subsidiary of I-trax. Further, all outstanding shares of Health Management were converted into shares of I-trax in a non-taxable transaction. Health Management no longer files reports with the SEC. However, I-trax does file reports with the SEC, and its common stock is traded on the American Stock Exchange under the symbol "DMX."

         The holding company structure has allowed us greater flexibility in our operations and expansion and diversification plans, including in the acquisition of WellComm Group, Inc. on February 6, 2002 and iSummit Partners, LLC, doing business as "MyFamilyMD," on February 7, 2001.

         I-trax acquired WellComm effective February 6, 2002 in a two-step reorganization pursuant to a Merger Agreement dated January 28, 2002 by and among I-trax, WC Acquisition, Inc., an Illinois corporation and a wholly-owned subsidiary of I-trax, WellComm and WellComm's two principals. The initial step of the reorganization transaction involved a merger of WC Acquisition with and into WellComm, in which merger WellComm continued as the surviving corporation. The second step of the reorganization transaction involved a statutory merger of WellComm with and into I-trax, in which merger I-trax continued as the surviving corporation.

         At the closing of the WellComm merger, we delivered to the WellComm stockholders approximately $2,200,000 in cash and 1,488,000 shares of our common stock, and to each of two senior officers of WellComm options to acquire 56,000 shares of our common stock at a nominal exercise price.


         We funded the acquisition of WellComm by selling a 6% convertible senior debenture in the aggregate principal amount of $2,000,000 to Palladin Opportunity Fund LLC pursuant to a purchase agreement dated as of February 4, 2002. Pursuant to the purchase agreement, we also issued Palladin a warrant to purchase up to 307,692 shares of our common stock, which Palladin had exercised in 2003 in full. Approximately $741,000 remains outstanding under the debenture as of January 29, 2004. The outstanding principal and any interest are payable in full on or before February 3, 2005. Further, outstanding principal and any interest may be converted at any time at the election of Palladin into our common stock at the conversion price of $1.75.


         I-trax acquired iSummit effective February 7, 2001 in an exchange transaction pursuant to a Contribution and Exchange Agreement dated September 22, 2000, as amended, by and among iSummit, I-trax, Health Management and iSummit's three members. I-trax issued 580,682 shares of common stock to acquire iSummit (reflecting a post closing adjustments to the aggregate number of issued shares effective as of December 31, 2001).

         I-trax Health Management Solutions, Inc.--Operating Subsidiary

         Health Management is a predecessor to I-trax and is our operating subsidiary. It was incorporated in the State of Delaware under the name of Marmac Corporation in May 1969. In December 1979, it changed its name to Ibex Industries International, Inc. On April 1, 1996, Health Management purchased the assets of certain physician practices, changed its name to U.S. Medical Alliance, Inc., and commenced operations as a physician practice management company.

         As U.S. Medical Alliance, Health Management completed one additional physician practice acquisition. However, it did not have adequate liquidity or capital resources to withstand the downturn in the physician practice management industry, nor the ability to acquire profitable physician practices. In January 1997, the board of directors of Health Management, in an effort to reorganize, elected Frank A. Martin as its President. Mr. Martin negotiated the return of the previously acquired physician practice assets to the physicians in exchange for the cancellation of any Health Management capital stock or notes associated with those acquisitions. Health Management changed its name to I-Trax.com, Inc. in August 1999.

         Health Management merged with Member-Link effective December 30, 1999 pursuant to a Merger Agreement dated as of December 14, 1999. In the merger, Health Management issued an aggregate of 1,554,368 shares (as adjusted) of its common stock. On February 7, 2001, Health Management and I-trax completed the previously described holding company reorganization. Health Management assumed its current name, I-trax Health Management Solutions, Inc., on March 21, 2001.


Recent Developments

         On December 26, 2003, I-trax entered into a merger agreement with Meridian Occupational Healthcare Associates, Inc. (d/b/a CHD Meridian Healthcare), a privately held company and a leading provider of outsourced, employer-sponsored healthcare services to Fortune 1,000 companies. The parties to the merger agreement agreed that DCG Acquisition, Inc., a wholly owned subsidiary of I-trax, will first merge with and into CHD Meridian, with CHD Meridian continuing as the surviving corporation. Promptly following the first merger, CHD Meridian will merger with and into CHD Meridian Healthcare, LLC, a newly formed wholly owned limited liability company of I-trax, which will continue as the surviving entity.

         The merger agreement provides for delivery to the CHD Meridian stockholders of 10,000,000 shares of I-trax common stock, 400,000 shares of I-trax convertible preferred stock and cash. CHD Meridian stockholders will also receive additional shares of I-trax common stock if CHD Meridian, continuing its operations following the closing of the merger as a subsidiary of I-trax, achieves certain calendar 2004 milestones for earnings before interest, taxes, depreciation and amortization (or EBITDA). If EBITDA equals or exceeds $8.1 million, the number of such additional I-trax common shares payable will be

3,600,000; the number of such shares increases proportionately up to a maximum of 4,000,000 such additional I-trax common shares if EBITDA equals or exceeds $9.0 million.

         The amount of cash payable as part of the merger consideration will be $35 million less (a) the amount, if any, by which CHD Meridian's cash at closing is less than $13.2 million and (b) the amount CHD Meridian spends to redeem any of its outstanding common stock or options to acquire common stock, which may equal up to $11 million.

         I-trax expects to fund the cash portion of the merger consideration by selling up to 1,000,000 shares of convertible preferred stock at $25 per share and convertible into common stock at a price of $2.50 per share, for gross proceeds of up to $25 million, and obtaining a senior credit facility with a national lender, which allows a closing date draw of least $16 million.

         I-trax expects that the closing of the merger will occur on or before April 30, 2004, subject to stockholder approval and other customary conditions.

         For certain additional information about CHD Meridian, including financial statements, pro forma financial statements and risk factors regarding CHD Meridian and the proposed acquisition, please see our Current Report on Form 8-K filed on February 2, 2004.



                                  RISK FACTORS

         In addition to other information contain and incorporated by reference in this prospectus, you should carefully consider the following risks and the other information in evaluating I-trax and its business. Our business, financial condition and results of operations could be materially and adversely affected by each of these risks. Such an adverse effect could cause the market price of our common stock to decline, and you could lose all or part of your investment.

Risk Related to I-trax

         We have a history of operating losses and anticipate continued operating losses.


         We have used substantial cash to fund our operating losses, and we have never earned a profit. Through September 30, 2003, we have used approximately $15.4 million of cash to fund our operating activities. Moreover, we expect to use additional cash to fund our operating losses through the fourth quarter of 2003 and possibly beyond. Our ability to achieve profitability will depend, in part, on:


          o    the commercial success of our service and software applications;

          o successful deployment and retention of our services and software applications by our customers; and

          o    our sales and marketing activities.

         The success of our business model depends on attracting customers, such as public health agencies, hospitals, health plans, self-insured employers, and colleges and universities, to our population health management solutions. Although we believe that this business model will be successful, we cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future.

         We will require additional capital to fund our operating losses and improve our products and services.

         Additional funds are required to complete our planned product development efforts, expand our sales and marketing activities, and to cover cash shortfalls until our current and projected pipeline materializes. At present, we expect to obtain such funds from operations and financings activities. Financing activities may include equity or debt financings, strategic alliances with corporate partners and others, or through other sources. We cannot provide assurance that additional funding will be available on acceptable terms, if at all. If adequate funds are not available, we may have to delay, scale-back or eliminate certain aspects of our operations or attempt to obtain funds through arrangements with collaborative partners or others. Moreover, if we continue to have operating losses and are unable to obtain capital to cover them, we may be unable to remain in business. These results, in turn, could cause the relinquishment of our rights to certain of our technologies, products or potential markets, dilution of your ownership in our business, or our loss of what we believe is a current competitive advantage in technology enabled population health management field. Therefore, the inability to obtain adequate funds could have a material adverse impact on our business, financial condition and results of operations.

         The segment of the healthcare industry in which we operate is relatively new and our sales cycle is long and complex.

         The disease and population health management business, although growing rapidly, is a relatively new segment of the overall healthcare industry and has many entrants. Many companies use the generic label of "disease management" to characterize activities ranging from the sale of medical supplies and drugs to services aimed at managing demand for healthcare services. Because this segment of the industry is relatively new, potential purchasers take a long time to evaluate and purchase such services, lengthening our sales cycle. Further, the sales and implementation process for our services and software applications is lengthy, involves a significant technical evaluation and requires our customers to commit a great deal of time and money. Finally, the sale and implementation of our solutions are subject to delays due to our customers' internal budgets and procedures for approving large capital expenditures and deploying new services and software applications within their organizations. The sales cycle for our solutions, therefore, is unpredictable and has generally ranged from 3 to 24 months from initial contact to contract signing. The time it takes to implement our solutions is also difficult to predict and has lasted as long as 18 months from contract execution to the commencement of live operation. During the sales cycle and the implementation period, we may expend substantial time, effort and money preparing contract proposals, negotiating the contract and implementing the solution without receiving any related revenue.

         Our limited operating experience may cause us to misjudge the segment of the healthcare industry in which we are operating.

         We have only recently begun to design, build and offer disease management and comprehensive health management solutions. Our enterprise software applications have been operational for less than four years, our web-based solutions have been operational for less than two years and our disease management and comprehensive health management solutions have been operational for only one year. Accordingly, we have a limited operating history in our business. Furthermore, we are also facing other risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, increasing competition, the need to develop strategic relationships, and other risks described below. We cannot guarantee that we will be able successfully to implement our business model. An investor in our common stock must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. As a result of the absence of meaningful history and experience in our business, we may easily misjudge the nature or size of our perceived markets, or the amount of work or capital necessary to complete our pending products or to implement our business plan.

         We may be unable to implement our business strategy to deploy our products effectively and attract customers.

         Although we believe that there is significant demand for our services and products in the overall healthcare market, there are many reasons why we may be unable to execute our business strategy, including our possible inability to:

          o    deploy our services and software applications on a large scale;

          o attract a sufficiently large number of public health agencies, hospitals, health plans, self-insured employers and colleges and universities to subscribe for our services and software applications;

          o    increase awareness of our brand;

          o    strengthen user loyalty;

          o    develop and improve our services and software applications;

          o continue to develop and upgrade our services and software applications; and

          o    attract, retain and motivate qualified personnel.

         The healthcare industry is subject to cost pressures.

         The healthcare industry is currently under pressure by governmental and private-sector revenue sources to cut spiraling costs. These pressures will continue and possibly intensify. Although we believe that our services and software applications assist public health agencies, hospitals, health plans and self-insured employers to control the high costs associated with the treatment of chronic diseases, the pressures to reduce costs immediately may hinder our ability (or the length of time we require) to obtain new contracts. In addition, the focus on cost reduction may pressure our customers to restructure contracts and reduce our fees.

         Government regulation could adversely affect our business.

         Many of our existing and potential clients are subject to considerable state and federal government regulations. Many of these regulations are vaguely written and subject to differing interpretations that may, in certain cases, result in unintended consequences that may affect our ability to effectively deliver our services. Regulatory and legislative efforts currently focus on the confidentiality of patient identifiable medical information, as evidenced by such legislation as the Health Insurance Portability and Accountability Act of 1996 (or HIPAA). While we believe that our ability to obtain patient identifiable medical information for disease management purposes from certain of our clients is protected in recently released federal regulations governing medical record confidentiality, state legislation or regulations will preempt federal legislation if it is more restrictive. Accordingly, new federal or state legislation or regulations restricting the availability of this information for disease management purposes would have a material negative effect on us.

         Although we are not directly subject to many of the regulations governing healthcare delivery, our clients, such as public health agencies, hospitals, health plans, and self-insured employers, must comply with regulations including the licensing and reimbursement requirements of federal, state and local agencies. Further, certain of our professional healthcare employees, such as doctors and nurses, are subject to individual licensing requirements. All of our healthcare professionals who are subject to licensing requirements are licensed in the state in which they are physically present. Multiple state licensing requirements for healthcare professionals who provide services telephonically over state lines may require us to license some of our healthcare professionals in more than one state. We continually monitor the developments in telemedicine. There is no assurance, however, that new judicial decisions or federal or state legislation or regulations would not increase the requirement for multi-state licensing of all central operating unit call center health professionals, which would significantly increase our administrative costs.

         We are indirectly affected by changes in the laws governing health plan, hospital and public health agency reimbursement under governmental programs such as Medicare and Medicaid. There are periodic legislative and regulatory initiatives to reduce the funding of the Medicare and Medicaid programs in an effort to curtail or reduce overall federal healthcare spending. Federal legislation has and may continue to significantly reduce Medicare and Medicaid reimbursements to most hospitals. These reimbursement changes are negatively affecting hospital revenues and operations. There can be no assurance that such legislative initiatives or government regulations would not adversely affect our operations or reduce demand for our services.

         Various federal and state laws regulate the relationship among providers of healthcare services, other healthcare businesses and physicians. The "fraud and abuse" provisions of the Social Security Act provide civil and criminal penalties and potential exclusion from the Medicare and Medicaid programs for persons or businesses who offer, pay, solicit or receive remuneration in order to induce referrals of patients covered by federal healthcare programs (which include Medicare, Medicaid, TriCare and other federally funded health programs). Although we believe that our business arrangements with our clients are in compliance with these statutes, these fraud and abuse provisions are broadly written and the full extent of their application is not yet known. We are therefore unable to predict the effect, if any, of broad enforcement interpretation of these fraud and abuse provisions.

         Our dependence on the Internet and Internet-related technologies subjects us to frequent change and risks.

         Our web-based software applications that form the backbone of our disease management and comprehensive health management solutions depend on the continuous, reliable and secure operation of Internet servers and related hardware and software. In the past, several large Internet commerce companies have suffered highly publicized system failures, which depressed their stock prices, caused significant negative publicity and sometimes led to litigation. It is possible that we may also suffer service outages from time to time. To the extent that our service is interrupted, our users will be inconvenienced and our reputation may be diminished. If access to our system becomes unavailable at a critical time, users could allege we are liable, which could depress our stock price, cause significant negative publicity and possibly lead to litigation. Although our computer and communications hardware is protected by physical and software safeguards, it is still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. We will not have 100% redundancy for all of our computer and telecommunications facilities. A catastrophic event could have a significant negative effect on our business, results of operations, and financial condition.

         We also depend on third parties to provide certain of our clients with Internet and online services necessary for access to our servers. It is possible that our clients will experience difficulties with Internet and other online services due to system failures, including failures unrelated to our systems. Any sustained disruption in Internet access provided by third parties could have a material adverse effect on our business, results of operations and financial condition.

         Finally, we retain confidential healthcare information on our servers. It is, therefore, critical that our facilities and infrastructure remain secure and are perceived by clients to be secure. Although we operate our software applications from a secure facility managed by a reputable third party, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors or similar disruptive problems. A material security breach could damage our reputation or result in liability to us.

         We may be sued by our users if we provide inaccurate health information on our website or inadvertently disclose confidential health information to unauthorized users.

         Because users of our website will access health content and services relating to a medical condition they may have or may distribute our content to others, third parties may sue us for defamation, negligence, copyright or trademark infringement, personal injury or other matters. We could also become liable if confidential information is disclosed inappropriately. These types of claims have been brought, sometimes successfully, against online services in the past. Others could also sue us for the content and services that will be accessible from our website through links to other websites or through content and materials that may be posted by our users in chat rooms or bulletin boards. Any such liability will have a material adverse effect on our reputation and our business, results of operations or financial position.

         Our business will be adversely affected if we lose a key employee or fail to recruit and retain other skilled employee.

         Our Chairman and Chief Executive Officer, Frank A. Martin, is an integral part of our business and our future success greatly depends upon his retention. Our failure to retain Mr. Martin could significantly reduce our ability to compete and succeed in the future.

         Our future success also depends on our ability to attract, retain and motivate highly skilled employees. As we secure new contracts and implement our services and products, we will need to hire additional personnel in all operational areas. We may be unable to attract, assimilate or retain such highly qualified personnel. We have in the past experienced, and we expect to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

         We may be unable to compete successfully against companies offering similar products.

         Many healthcare companies are offering disease management services and healthcare focused software solutions. Further, a vast number of Internet sites offer healthcare content, products and services. In addition, traditional healthcare providers compete for consumers' attention both through traditional means as well as through new Internet initiatives. Although we believe our technology-enabled service solutions are unique and better than our competitors', we compete for customers with numerous other businesses.

         Many of these potential competitors are likely to enjoy substantial competitive advantages compared to us, including:

          o greater name recognition and larger marketing budgets and resources;

          o    larger customer and user bases;

          o    larger production and technical staffs;

          o    substantially greater financial, technical and other resources;
               and

          o    a wider array of online products and services.

         To be competitive, we must continue to enhance our products and services, as well as our sales and marketing channels and our financial condition.

         We may be exposed to liability claims.

         We maintain professional malpractice, errors and omissions and general liability insurance for all of our locations and operations. Although we believe that these insurance policies are adequate in amount and coverage for our current operations, there can be no assurance that coverage is sufficient to cover all future claims or will continue to be available in adequate amounts or at a reasonable cost.

         I-trax Health Management Solutions, Inc., our operating subsidiary, had engaged in the physician practice management business. While we are no longer engaged in that business, Health Management may be subject to unknown liabilities arising from such prior business operations, which may have a material adverse effect on our business, operations, financial condition, or prospects.

         Member-Link Systems, Inc., a company we acquired in 1999 by way of a merger with Health Management, was engaged in the business of marketing, selling and installing eImmune(R) and AsthmaWatch(R) applications. Since beginning its operations in 1996 until March 15, 2000, Member-Link and Health Management did so without obtaining product or professional liability insurance. Accordingly, if any customer of Member-Link or Health Management should in the future claim that the software applications Member-Link and Health Management sold prior to obtaining insurance on March 15, 2000 were defective, we would not have the protection of insurance in satisfying or defending against such claims. At this time we are not aware of any such claims. Any such claims, however, could have a material adverse effect on our business, results of operations, financial condition and prospects.

         Our clients may sue us if any of our software applications or services is defective, fails to perform properly or injures the user. Even though we currently have insurance, claims could require us to spend significant time and money in litigation, to pay significant damages and to reserve for such liability on our financial statements. At this time we are not aware of any such claims. However, any such claims, whether or not successful, could seriously damage our reputation and our business, results of operations or financial position.

         If our intellectual property rights are undermined by third parties, our business will suffer.

         Our intellectual property is important to our business. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property. Our efforts to protect our intellectual property may not be adequate. Our competitors may independently develop similar technology or duplicate our products or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information. In addition, the laws of some foreign countries do not protect proprietary rights as well as the laws of the United States do, and the global nature of the Internet makes it difficult to control the ultimate destination of our products and services. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation would probably be time-consuming and costly. We could be subject to intellectual property infringement claims as the number of our competitors grows and the content and functionality of software applications and services overlap with competitive offerings. Defending against these claims, even if not meritorious, could be expensive and divert our attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and forced to develop noninfringing technology, obtain a license or cease selling the applications that contain the infringing technology. We may be unable to develop noninfringing technology or obtain a license on commercially reasonable terms, or at all. We also intend to rely on a variety of technologies that we will license from third parties, including any database and Internet server software, which will be used to operate our applications. These third-party licenses may not be available to us on commercially reasonable terms. The loss of or inability to obtain and maintain any of these licenses could delay the introduction of enhancements to our software applications, interactive tools and other features until equivalent technology could be licensed or developed. Any such delays could materially adversely affect our business, results of operations and financial condition.

         Provisions of our certificate of incorporation could impede a takeover of our company even though a takeover may benefit our stockholders.

         Our board of directors has the authority, without further action by the stockholders, to issue from time to time, up to 2,000,000 shares of preferred stock in one or more classes or series, and to fix the rights and preferences of such preferred stock. We are subject to provisions of Delaware corporate law which, subject to certain exceptions, will prohibit us from engaging in any "business combination" with a person who, together with affiliates and associates, owns 15% or more of our common stock (referred to as an interested stockholder) for a period of three years following the date that such person became an interested stockholder, unless the business combination is approved in a prescribed manner. Additionally, our bylaws establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. These provisions of Delaware law and of our certificate of incorporation and bylaws may have the effect of delaying, deterring or preventing a change in our control, may discourage bids for our common stock at a premium over market price and may adversely affect the market price, and the voting and other rights of the holders of our common stock.

         The loss of any of our very limited number of customers will have a material adverse effect on our business.

         Historically, a very limited number of customers has accounted for a significant percentage of our revenues. In 2001, our largest customer, Walter Reed Army Medical Center, accounted for 84% of our revenues. In 2002, our largest customers, UICI, Inc. and Aetna Health Management, Inc. accounted for 42% and 30% of our revenues, respectively. And for the nine months ended September 30, 2003, our two largest customers, UICI and Aetna Health Management accounted for 38% and 11% of our revenues, respectively. We anticipate that our results of operations in any given period will continue to depend to a significant extent upon a small number of customers. Accordingly, if we were to lose the business of even a single customer, our results of operations would be materially and adversely affected.


         Obtaining required regulatory approvals and other conditions to closing may delay consummation of the merger between I-trax and CHD Meridian.

         Consummation of the merger between I-trax and CHD Meridian is conditioned upon, among other things, the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. We intend to vigorously pursue all required regulatory approvals, and to satisfy all conditions to closing. Nonetheless, these required approvals and the satisfaction of other conditions to closing could delay the consummation of the merger for a significant period of time after I-trax and CHD Meridian's stockholders have approved the proposals relating to the merger at their respective special meetings.


Investment Risks

         The price of our common stock is volatile.


         Our stock price has been and we believe will continue to be volatile. For example, from January 1, 2003 through January 20, 2005, the per share price of our stock has fluctuated from a high of $5.00 to a low of $1.37. The stock's volatility may be influenced by the market's perceptions of the healthcare sector in general, or other companies believed to be similar to us or by the market's perception of our operations and future prospects. Many of these perceptions are beyond our control. In addition, our stock is not heavily traded and therefore the ability to achieve relatively quick liquidity without a negative impact on our stock price is limited.

         Shares eligible for future sale upon the conversion of our debt and upon the exercise of issued options and warrants may cause significant dilution.

         As of January 20, 2004 (and without taking into account I-trax common stock to be issued in the CHD Meridian merger and upon conversion of I-trax convertible preferred stock to be issued in the merger and in the related financing), approximately 5,947,472 shares of I-trax common stock were reserved for issuance upon conversion or exercise of I-trax's warrants, options and convertible debt. Purchasers of I-trax common stock stockholders, therefore, could experience dilution of their investment upon conversion or exercise, as applicable, of these securities.

         Shares of I-trax common stock and convertible preferred stock proposed to be issued in the CHD Meridian merger and related financing, when issue, will cause significant dilution.

         I-trax expects to issue to CHD Meridian stockholders in the CHD Meridian merger and to third party investors in the related financing up to 28,500,000 shares of I-trax common stock comprised of up to 14,000,000 shares of I-trax common stock and up to 1,450,000 shares of convertible preferred stock, convertible in to up 14,500,000 shares of I-trax common stock. Purchasers of I-trax common stock, therefore, will experience substantial dilution of their investment upon the closing of the CHD Meridian merger.


         We may need additional funds in the future which may not be available and which may result in dilution of the value of our common stock

         In the future, we may need to raise additional funds, which may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our business growth plans. In addition, if funds are available, the issuance of securities could dilute the value of shares of our common stock and cause the market price to fall.

                           MARKET FOR OUR COMMON STOCK

         Our common stock trades on the American Stock Exchange under the symbol "DMX." Prior to January 15, 2003, our common stock was quoted on Over-the-Counter Bulletin Board under the symbol "IMTX" and "ITRX." The following table sets forth the high and low closing prices for our common stock for the periods indicated. All closing prices have been adjusted to reflect a 1-for-5 reverse stock split effected as of close of business on January 3, 2003.


                                                          High           Low
   2004
        First Quarter (through January 29, 2004)        $  4.440       $  3.910

   2003
        Fourth Quarter                                     4.490          2.600
        Third Quarter                                      3.790          2.600
        Second Quarter                                     3.000          1.510
        First Quarter                                      5.000          1.370


   2002
        Fourth Quarter                                     4.300          2.500
        Third Quarter                                      5.100          2.750
        Second Quarter                                     6.625          4.150
        First Quarter                                      7.650          5.100


   2001
        Fourth Quarter                                     8.350          1.800
        Third Quarter                                      5.500          1.800
        Second Quarter                                     5.155          2.900
        First Quarter                                     15.000          3.440


         We obtained the information presented above from Nasdaq.com.


         As of January 28, 2004, there were approximately 522 registered holders of our common stock. On January 29, 2004, the last reported sales price of our common stock was $4.20.


Dividend Policy

         We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of our common stock offered under this prospectus. However, we may receive proceeds from the exercise of the warrants by the selling shareholders, which proceeds will be used for general corporate purposes.

                            SELLING SECURITY HOLDERS

         We are registering for offer and sale by the applicable holders:


          o    up to 1,529,389 shares of our common stock; and

          o up to 1,015,000 shares of common stock issuable upon the exercise of outstanding warrants.


         The selling shareholders may offer their shares for sale on a continuous basis pursuant to Rule 415 under the Securities Act.

         All of the selling shareholders' shares covered by this prospectus will become tradable upon conversion on the effective date of the registration statement of which this prospectus is a part.

         Based on information provided to us by the selling shareholders, the following table sets forth ownership and registration information regarding the shares held by the selling shareholders.


                                       Number of Shares of Common
                                               Stock Owned               Number of Shares Common         Common Stock Owned After
                                            Before Offering (1)              Stock Offered                 Offering is Complete
                                                      Common Stock                     Common Stock
                                         Common        underlying          Common       underlying         Number of
Name of Selling Shareholder              Stock          warrants           Stock        warrants            Shares      Percentage
-----------------------------------------------------------------------------------------------------------------------------------
The Chase Family Trust                      --          119,306               --          119,306               --           --
Jon Dangar                                  --           42,334               --           42,334               --           --
Henry S. Krauss                          5,000           18,250            5,000           18,250               --           --
John O'Shea                                 --           15,750               --           15,750               --           --
A.J. Niebauer                               --           15,750               --           15,750               --           --
Dan Luskind                                 --           15,750               --           15,750               --           --
James Harper                                --           44,260               --           44,260               --           --
Richard and Christina Louise                --            2,000               --            2,000               --           --
Richard Louise                              --           16,800               --           16,800               --           --
Joe B. Wolfe                                --           13,500               --           13,500               --           --
Alexander Purdie                        10,000            6,200           10,000            6,200               --           --
Will Lyons                                  --              100               --              100               --           --
Monarch Holdings, LLC                       --            7,500               --            7,500               --           --
Scott Bowman                                --            5,000               --            5,000
John E. and Charlotte D. Pitchford      10,000            5,000           10,000            5,000               --           --
Judith Phillips                         10,000            5,000           10,000            5,000               --           --
Arthur C. and Myrna R. Williams          6,000            3,000            6,000            3,000               --           --
Arthur C. Williams                       2,000            1,000            2,000            1,000               --           --
Myrna R. Williams                        2,000            1,000            2,000            1,000               --           --
James W. Krause                         40,000           20,000           40,000           20,000               --           --
James R. Echols                         40,000           20,000           40,000           20,000               --           --
W. Cobb Hazelrig                        40,000           20,000           40,000           20,000               --           --
W & H Investments                       80,000           40,000           80,000           40,000               --           --
Frederick G. Wedell                     40,000           20,000           40,000           20,000               --           --
Hazelrig Family Partnership, Ltd.       40,000           20,000           40,000           20,000               --           --
Herbert Arnold Duke II & Leslie C. Duke 20,000           10,000           20,000           10,000               --           --
Pershing, LLC F/B/O IRA FBO IRA
  FBO J WAYNE HILL, IRA                 30,000           15,000           30,000           15,000               --           --
Mark Krakowski                          49,501           20,000           40,000           20,000            9,501          *
Hugh Cohen                              10,000            5,000           10,000            5,000               --           --
Michael E. & Lyn A. Harvey              10,000            5,000           10,000            5,000               --           --
Samuel M. Grinspan TTEE F/B/O
Grinspan-Ernst Profit Sharing Plan      20,000           10,000           20,000           10,000               --           --




                                                                -14-

Sanford E. Davis, Jr                    10,000            5,000           10,000            5,000               --           --
Elsie Cohen                             10,000            5,000           10,000            5,000               --           --
Eric & Julie Carlyle                    10,000            5,000           10,000            5,000               --           --
Andrew M. Krauss                        10,000            5,000           10,000            5,000               --           --
Robert J. Fendrick                      10,000            5,000           10,000            5,000               --           --
Harold E. Zell                          10,000            5,000           10,000            5,000               --           --
IRA FBO Daniel Luskind,
  Pershing LLC as Custodian              5,000            2,500            5,000            2,500               --           --
Smithson Ventures Inc. MPP,
  Pershing LLC as Custodian
  FBO Deborah Salerno - Trustee         20,000           10,000           20,000           10,000               --           --
Glenn E. Murer                          10,000            5,000           10,000            5,000               --           --
Operation Dogbone, LLC                  10,000            5,000           10,000            5,000               --           --
Jack R. Thornton                        60,000           30,000           60,000           30,000               --           --
Marjorie Michaelson
  Revocable Trust                       42,000           10,000           20,000           10,000           22,000          *
John R. Arnold                          10,000            5,000           10,000            5,000               --           --
Sylvia Potter Family
  Ltd. Partnership                      20,000           10,000           20,000           10,000               --           --
F&J Partnership                         40,000           20,000           40,000           20,000               --           --
Robert N. Fink &
  Grunilla H. Fink, JTWROS              10,000            5,000           10,000            5,000               --           --
Thomas Kroeger                          10,000            5,000           10,000            5,000               --           --
Stonestreet L.P.                       160,000           80,000          160,000           80,000               --           --
Gene R. McGrevin                        40,000           20,000           40,000           20,000               --           --
Nuernberger Kapitalverwaltung           10,000            5,000           10,000            5,000               --           --
J. Allen Poole                          10,000            5,000           10,000            5,000               --           --
Jeffrey J. McLaughlin                   10,000            5,000           10,000            5,000               --           --
SOS Resource Services, Inc.             10,000            5,000           10,000            5,000               --           --
Constantine L. Athanasuleas             10,000            5,000           10,000            5,000               --           --
John D. Rhodes III                      10,000            5,000           10,000            5,000               --           --
Pershing, LLC as custodian
  F/B/O IRA FBO Allan C
  Purdie, IRA                           10,000            5,000           10,000            5,000               --           --
Kenneth Franklin Davis                  20,000           10,000           20,000           10,000               --           --
John R. Wright                          10,000            5,000           10,000            5,000               --           --
Stephen M. Coons                        10,000            5,000           10,000            5,000               --           --
Westminster Sec Corp MPP,
  Pershing LLC as Custodian
  FBO John O'Shea                       20,000           10,000           20,000           10,000               --           --
Gryphon Master Fund, LP                 20,000           10,000           20,000           10,000               --           --
Leonard W. Fuchs                        20,000           10,000           20,000           10,000               --           --
Insight Capital
  Partners, L.P.                        10,000            5,000           10,000            5,000               --           --
Omicron Master Trust                   120,000           60,000          120,000           60,000               --           --
David L. Schmidt                         5,000            2,500            5,000            2,500               --           --
Harvin W. Berryman                       5,000            2,500            5,000            2,500               --           --
RHP Master Fund, Ltd.                   80,000           40,000           80,000           40,000               --           --
Frank H. DiCristina III                 20,000           10,000           20,000           10,000               --           --
California HRD, Inc.                    20,000           10,000           20,000           10,000               --           --
Hardin III, LLC                         40,000           20,000           40,000           20,000               --           --
Barry Honig                             33,000               --           33,000               --               --           --
Wind River, Inc.                        13,889               --           13,889               --               --           --
Susan Haldeman                          10,000               --           10,000               --               --           --
Palladin Opportunity
  Fund LLC                             485,352               --           50,000               --          435,352          3.1
Jean F. Martin                          42,500               --           22,500                            20,000           *





(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act.

*        Less than 1%.

Material Relationships and Transactions


         With the exception of Barry Honig, Wind River, Inc., Susan Haldeman and Palladin, all shares of common stock to be offered for resale under this prospectus were issued in connection with three transactions.


         The first transaction is a consulting engagement of Westminster Securities Corporation, a member of the New York Stock Exchange and a registered broker-dealer, by I-trax effective from May 23, 2003 to May 31, 2004. Under the engagement agreement, Westminster is providing I-trax corporate financial advisory services such as financial forecasting and business model, shareholder value and corporate finance advice. As consideration for these services, I-trax issued to six Westminster employees or their affiliates warrants to acquire 125,000 shares of common stock at $1.76 per share. The warrants are exercisable for 5 years and were allocated as follows: The Chase Family Trust: 60,000 shares; Jon Dangar: 10,000 shares; Henry S. Krauss: 6,250 shares; John O'Shea:
6,250 shares, A.J. Niebauer: 6,250 shares; Dan Luskind: 6, 250 shares; and James
Harper: 30,000 shares.


         The second transaction is private placement in which I-trax sold as a unit two shares of common stock and a warrant to purchase an additional share of common stock exercisable at $3.00 for a unit purchase price of $5.00. I-trax commenced this private placement on August 14 and closed it on October 31, 2003. I-trax sold 1,400,000 shares of common stock and warrants to acquire an additional 700,000 shares of common stock in this private placement. Westminster acted as the placement agent. As consideration for placing the securities in this offering, I-trax paid Westminster a placement agent fee equal to 12% of gross proceeds in the private placement and issued to thirteen Westminster employees or their affiliates warrants to acquire 140,000 shares of common stock at $2.50 per share. The warrants are exercisable for 5 years and were allocated as follows: The Chase Family Trust: 36,556 shares; Jon Dangar: 20,084 shares; Henry S. Krauss: 7,000 shares; John O'Shea: 7,000 shares, A.J. Niebauer: 7,000 shares; Dan Luskind: 7,000 shares; James Harper: 14,260 shares; Richard and Christina Louise: 2,000 shares; Richard Louise: 16,800 shares; Joe B. Wolfe:
13,500 shares; Alexander Purdie: 1,200 shares; Will Lyons: 100 shares; and Monarch Holdings, LLC: 7,500 shares.

         The third transaction is a consulting engagement of Westminster by I-trax effective September 15, 2003. Under the engagement agreement, Westminster provided I-trax mergers and acquisitions advisory services related to the initial merger discussions of CHD Meridian and I-trax. As consideration for these services, I-trax issued to seven Westminster employees or their affiliates warrants to acquire an aggregate of 50,000 shares of common stock at $2.50 per share. The warrants are exercisable for 5 years and were allocated as follows:
The Chase Family Trust: 22,750 shares; Jon Dangar: 12,250 shares; Scott Bowman:
5,000 shares; Henry S. Krauss: 2,500 shares; John O'Shea: 2,500 shares, A.J.
Niebauer: 2,500 shares; and Dan Luskind: 2,500 shares.


         The following affiliates of Westminster Securities purchased common stock and warrants in this private placement: Henry S. Kraus; Alexander Purdie, Jr.; IRA FBO Daniel Luskind, Pershing LLC as Custodian; Pershing, LLC as custodian F/B/O IRA FBO Allan C. Purdie, IRA; Westminster Sec Corp MPP, Pershing LLC as Custodian FBO John O'Shea; and Jeffrey J. McLaughlin. Except for warrants described in the preceding paragraph received by certain of these individuals for services, each of these individuals or custodial entities acquired the shares to be offered for resale under this prospectus in his or its personal ordinary course of business. Neither of these individuals or custodial entities had agreements, arrangements or understandings with any other persons, either directly or indirectly, to dispose of I-trax securities.

         Sylvia Potter Family Ltd. Partnership is an affiliate of a registered broker-dealer. The partnership acquired the shares of common stock offered under this prospectus for resale in its ordinary course of business. The partnership had no agreements, arrangements or understandings with any other persons, either directly or indirectly, to dispose of I-trax securities.

         None of the selling shareholders that will offer common stock for resale under this prospectus is a registered broker-dealer.

         Barry Honig provides I-trax consulting services under a consulting agreement entered into as of June 2, 2003 and lasting a term of one year. Mr. Honig's consulting services include assisting I-trax with introductions to research analysts and other members of the investment community. A warrant to purchase 125,000 shares of I-trax common stock at $1.50 per share was issued to Mr. Honig as compensation for his services under the consulting agreement. The warrant is exercisable for 5 years. Mr. Honig is an not affiliate of a registered broker-dealer. Mr. Honig acquired the 33,000 shares of common stock offered under this prospectus for resale in a third party transaction and in his personal ordinary course of business.


         Wind River, Inc. and Susan Haldeman received the shares offered for resale under this prospectus upon the exercise of a warrant that they received as a gift from Frank A. Martin, chief executive officer and director of I-trax.


         Palladin is the holder of a 6% convertible senior debenture in the original principal amount of $2,000,000, which I-trax issued pursuant to a purchase agreement dated as of February 4, 2002. Approximately $741,000 remained outstanding under the debenture as of January 29, 2004. The debenture was originally due on February 4, 2004. Effective December 31, 2003, however, Palladin and I-trax extended the maturity date of the debenture from February 3, 2004 to February 3, 2005. As consideration for this extension, I-trax issued to Palladin a warrant to acquire 50,000 shares of I-trax common stock. Palladin exercised this warrant on December 31, 2003, and the 50,000 shares of common stock offered for resale by Palladin in this prospectus were issued upon the exercise of that warrant. The managing member of Palladin is an affiliate of a registered broker dealer. Palladin acquired the shares of common stock offered for resale in this prospectus in its ordinary course of business. Palladin had no agreements, arrangements or understandings with any other persons, either directly or indirectly, to dispose of I-trax securities.

         Jean F. Martin is the mother of Frank A. Martin, the chief executive officer and a director of I-trax. Mr. Martin does not exercise voting or dispositive power over the I-trax common stock owned by his mother. Mrs. Martin purchased the shares to be offered for resale by her in this prospectus in a private placement.

         The following individuals have voting and dispositive power with respect to the shares of I-trax common stock offered under this prospectus for resale by entities:


                                                             Individual or Individuals Who Exercise Voting and
Name of Selling Shareholder                                                  Dispositive Power
-----------------------------------------------------    -----------------------------------------------------------
The Chase Family Trust                                   Nancy J. Chase
Monarch Holdings, LLC                                    Michael Potter and Anthony Marchese
W & H Investments                                        Frederick G. Wedell and W. Cobb Hazelrig
Hazelrig Family Partnership, Ltd.                        W. Cobb Hazelrig
Pershing, LLC F/B/O IRA FBO IRA FBO J                    J. Wayne Hill
WAYNE HILL, IRA
Samuel M. Grinspan TTEE F/B/O Grinspan-Ernst Profit      Samuel Grinspan
Sharing Plan
IRA FBO Daniel Luskind, Pershing LLC as Custodian        Daniel Luskind
Smithson Ventures Inc. MPP, Pershing LLC as              Deborah Salerno
Custodian FBO Deborah Salerno - Trustee
Operation Dogbone, LLC                                   Glenn E. Murer
Marjorie Michaelson Revocable Trust                      Marjorie Michaelson
Sylvia Potter Family Ltd. Partnership                    Michael Potter
F&J Partnership                                          Alex Jones
Stonestreet L.P.                                         Elizabeth Leonard and Michael Finkelstein
Nuernberger Kapitalverwaltung                            Ralf P. Schwarz
SOS Resource Services, Inc.                              Salvatore Russo
Pershing, LLC as custodian F/B/O IRA FBO Allan C.        Allan C. Purdie
Purdie, IRA
Westminster Sec Corp MPP, Pershing LLC as Custodian      John O'Shea
FBO John O'Shea
Gryphon Master Fund, LP                                  E. B. Lyon, IV
Insight Capital Partners, L.P.                           Brian Harper







                                      -17-

Omicron Master Trust                                     Brian Daly
RHP Master Fund, Ltd.                                    RHP Master Fund, Ltd. Is a party to an investment
                                                         management agreement with Rock Hill Investment
                                                         Management, L.P., a limited partnership of which the
                                                         general partner is RHP General Partner, LLC.  Pursuant to
                                                         such agreement, Rock Hill Investment Management directs
                                                         the voting and disposition of shares owned by RHP Master
                                                         Fund.  Messrs. Wayne Bloch, Gary Kaminsky and Peter
                                                         Lockhart own all of the interests in RHP General
                                                         Partner.  The aforementioned entities and individuals
                                                         disclaim beneficial ownership of I-trax common stock
                                                         owned by the RHP Master Fund.
California HRD, Inc.                                     David R. Holbrooke
Hardin III, LLC                                          M. Brantley Barron and Allen S. Hardin
Wind River, Inc.                                         F. Bruce Miller, Jr.
Palladin Opportunity Fund LLC                            Jeffrey Devers




                              PLAN OF DISTRIBUTION

         The shares being offered by the selling shareholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

          o on the American Stock Exchange or on such other market on which the common stock may from time to time be trading;

          o    in privately-negotiated transactions;

          o    through the writing of options on the shares;

          o    short sales; or

          o    any combination thereof.

         The sale price to the public may be:

          o    the market price prevailing at the time of sale;

          o    a price related to such prevailing market price;

          o    at negotiated prices; or

          o such other price as the selling shareholders determine from time to time.

         The shares may also be sold pursuant to Rule 144. The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. These broker-dealers may be compensated with discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both. The compensation as to a particular broker-dealer might be greater than customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. The selling shareholders may sell shares of common stock in block transactions to market makers or other purchasers at a price per share, which may be below the then market price. The selling shareholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934 (or Exchange Act) or the rules and regulations under such acts.

         The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling shareholders enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.


                              AVAILABLE INFORMATION

         We file reports, proxy statements and other information with the SEC (File No. 0-30275). Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding our company. The address of this website is http://www.sec.gov.

         We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the shares of our common stock covered by this prospectus. This document constitutes the prospectus of I-trax filed as part of that registration statement. This document does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents we have filed with the SEC (File No. 0-30275) pursuant to the Exchange Act are incorporated herein by reference:

          o our Annual Report on Form 10-KSB for the year ended December 31, 2002, filed on April 15, 2003,

          o our amended Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, each filed on May 15, 2003,

          o our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, filed on May 15, 2003, our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, filed on August 14, 2003 and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, filed on November 20, 2003,

          o our Current Reports on Form 8-K filed on February 12, 2003, February 19, 2003, April 22, 2003, May 19, 2003, August 15, 2003,
               October 17, 2003 November 17, 2003, December 29, 2003 December 30, 2003 and February 2, 2004,


          o the description of our common stock, $0.001 par value per share, and associated rights, contained in our registration statement on Form 8-A, filed on January 14, 2003, including any amendment or report filed for the purpose of updating this description, and

          o all reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering.

         Any statement contained in a document incorporated by reference in this prospectus will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of the document. Any statement modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide upon written or oral request without charge to each person to whom this prospectus is delivered a copy of any or all of the documents which are incorporated in this prospectus by reference (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written requests for copies should be directed to I-trax, Inc., Investor Relations, One Logan Square, Suite 2615, 130 N. 18th Street, Philadelphia, Pennsylvania 19103. Our telephone number is (215) 557-7488.


                                  LEGAL MATTERS

         The validity of the shares of our common stock offered by this prospectus will be passed upon for us by our Vice President, General Counsel and Secretary.


                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB of I-trax, Inc. for the year ended December 31, 2002 have been so incorporated in reliance on the reports of Goldstein Golub Kessler LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB of I-trax, Inc. for the year ended December 31, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


         The consolidated financial statements of CHD Meridian at December 31, 2002, 2001 and 2000 and for each of the three years in the period ended December 31, 2002 incorporated in this prospectus by reference to the Current Report on Form 8-K of I-trax, Inc., filed on February 2, 2004 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by I-trax in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee:


                    SEC registration fee                        $  1,367
                    Printing and engraving expenses                2,000
                    Accounting fees and expenses                   9,000
                    Attorneys' fees and expenses                   5,000
                    Transfer agent's fees and expenses             1,000
                    Miscellaneous                                    633


                             Total:                             $ 19,000



ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite such adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 of the Delaware General Corporation Law further provides that to the extent a director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any rights to which the indemnified party may be entitled and the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to include a provision in its Certificate of Incorporation,





                                     -II-1-
and I-trax's Certificate of Incorporation contains such a provision, to the effect that, subject to certain exceptions, a director of a Delaware corporation is not personally liable to the corporation or its stockholders for monetary damages for a breach of his fiduciary duty as a director.

I-trax's By-laws also provide that I-trax shall indemnify its directors and officers and, to the extent permitted by the Board of Directors, I-trax's employees and agents, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, I-trax's By-laws permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any of the Company's directors, officers, employees or agents arising out of their capacity as such.

ITEM 16. EXHIBITS

         NUMBER            EXHIBIT TITLE
         ------            -------------
         4.1*              Form of warrant certificate of I-trax, Inc. issued to
                           private placement participants.

         4.2* Financial Advisor's Warrant Agreement between Westminster Securities Corporation and I-trax, Inc. dated as of May 23, 2003, with a form of warrant attached.

         4.3* Financial Advisor's Warrant Agreement between Westminster Securities Corporation and I-trax, Inc. dated as of October 31, 2003, with a form of warrant attached.


         4.4** Financial Advisor's Warrant Agreement between Westminster Securities Corporation and I-trax, Inc. dated as of December 11, 2003, with a form of warrant attached.

         5**               Opinion of Vice President, General Counsel and
                           Secretary.


         23.1** Consent of Vice President, General Counsel and Secretary. (Included in Exhibit 5.)

         23.2**            Consent of Goldstein Golub Kessler LLP.

         23.3**            Consent of PricewaterhouseCoopers LLP.


         23.4**            Consent of Ernst & Young LLP.

         24                Power of Attorney. (Included in signature page.)
         _____________________________
         *                 Previously filed.
         **                Filed with this registration statement.


ITEM 17.          UNDERTAKINGS

         The undersigned registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as





                                     -II-2-
expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.























                                     -II-3-

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of this Amendment No. 1 to Registration Statement on Form S-3 and has duly caused this registration statement to be singed on its behalf by the undersigned, thereunto duly authorized in the City of Philadelphia, Commonwealth of Pennsylvania on February 2, 2004.


                         I-TRAX, INC.

                         By: /s/ Frank A. Martin
                             -------------------------------------------
                                  Frank A. Martin, Chairman and
                                  Chief Executive Officer

                         By: /s/ William S. Wheeler
                             -------------------------------------------
                                  William S. Wheeler, Chief Financial Officer
                                 (Principal Financial and Accounting Officer)


         In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-3 was signed by the following persons in the capacities and on the dates stated.


Signature                   Title                               Date
---------                   -----                               ----
/s/ Frank A. Martin         Chairman, Chief Executive Officer,  February 2, 2004
----------------------      President and Director
Frank A. Martin

*                           Director                            February 2, 2004
----------------------
David R. Bock

                            Director                            February _, 2004
----------------------
Philip D. Green

*                           Director                            February 2, 2004
----------------------
Dr. Michael M.E. Johns

*                           Director                            February 2, 2004
----------------------
Dr. Arthur N. Leibowitz

*                           Director                            February 2, 2004
----------------------
Dr. David Nash

*                           Director                            February 2, 2004
----------------------
John R. Palumbo

                            Director                            February _, 2004
----------------------
R. Dixon Thayer

/s/ William S. Wheeler      Director                            February 2, 2004
----------------------
William S. Wheeler


*By: Frank A. Martin, Attorney in Fact.





                                     -II-4-